                       AMENDMENT TO STOCK SALE AGREEMENT

        WHEREAS, New York Life MFA Series Fund, Inc. ("Fund") and New York Life Insurance and Annuity Corporation ("NYLIAC") are parties to a Stock Sale Agreement dated June 4, 1993 (the "Stock Sale Agreement"), which governs the sale of shares of the Fund to separate accounts of NYLIAC; and

        WHEREAS, on August 22, 1995 the Fund changed its name to "MainStay VP Series Fund, Inc."; and

        WHEREAS, the parties wish to amend the Stock Sale Agreement in certain respects;

        NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend the Stock Sale Agreement to reflect the change in the Fund's name by replacing all references to "New York Life MFA Series Fund, Inc." with "MainStay VP Series Fund, Inc.", and by adding the following provisions:

        8. Pass-Through Voting - Registered Separate Accounts. NYLIAC will provide pass-through voting privileges to all owners of variable contracts with respect to shares of the Fund owned by NYLIAC separate accounts that are registered as investment companies under the Investment Company Act of 1940 ("Registered Separate Accounts") for as long as the Securities and Exchange Commission continues to interpret the Investment Company Act of 1940 to require pass-through voting privileges for Registered Separate Accounts. NYLIAC will assure that each Registered Separate Account participating in the Fund calculates voting privileges with respect to shares of the Fund in a manner consistent with the other Registered Separate Accounts owning shares of the Fund.

        9. Voting - Unregistered Separate Accounts. NYLIAC will either: (1) provide pass-through voting privileges to owners of variable contracts with respect to shares of the Fund owned by NYLIAC separate accounts that are excluded from the definition of "investment company" by Sections 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940 ("Unregistered Separate Accounts"); or (2) vote shares of the Fund held by Unregistered Separate Accounts in the same proportion as the vote of all other holders of such shares.

        IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names, and their respective corporate seals to be affixed and attached, all as of the 27th day of September 2002.


                                        NEW YORK LIFE INSURANCE AND
                                        ANNUITY CORPORATION


[Seal]                                  /s/ ROBERT D. ROCK
                                        ---------------------------
                                        By: Robert D. Rock
                                            Senior Vice President


Attest:




/s/ MARK MEIROWITZ
------------------
    Mark Meirowitz
Assistant Secretary



                                        MAINSTAY VP SERIES FUND, INC.


[Seal]                                  /s/ PATRICK J. FARRELL
                                        ---------------------------
                                        By: Patrick J. Farrell
                                            Treasurer, Chief Financial
                                              and Accounting Officer


Attest:




/s/ JOHN K. FORST
------------------
    John K. Forst
Assistant Secretary